Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Second Quarter		First Six Months
	2013	2012	2013	2012
	(in millions, except per share amounts)

Railway operating revenues
Coal	$626	$755	$1,261	$1,521
General merchandise	1,588	1,556	3,118	3,052
Intermodal	588	563	1,161	1,090
Total railway operating revenues	2,802	2,874	5,540	5,663

Railway operating expenses
Compensation and benefits	726	724	1,506	1,510
Purchased services and rents	410	392	803	783
Fuel	391	390	820	803
Depreciation	226	229	453	453
Materials and other	213	205	431	435
Total railway operating expenses	1,966	1,940	4,013	3,984

Income from railway operations	836	934	1,527	1,679

Other income – net (note 1)	29	31	164	60
Interest expense on debt	128	122	257	242

Income before income taxes	737	843	1,434	1,497

Provision for income taxes
Current	203	269	376	425
Deferred	69	50	143	138
Total income taxes	272	319	519	563

Net income	$465	$524	$915	$934

Earnings per share (notes 1 & 2)
Basic	$1.47	$1.62	$2.90	$2.86
Diluted	1.46	1.60	2.87	2.82

Weighted average shares outstanding (note 3)
Basic	314.1	322.7	314.3	325.5
Diluted	317.8	327.5	317.9	330.2

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Second Quarter		First Six Months
	2013	2012	2013	2012
	($ in millions)

Net income	$465	$524	$915	$934
Other comprehensive income, before tax:
Pension and other postretirement benefits	36	32	72	64
Other comprehensive income (loss) of equity investees	1	-	2	(4)
Other comprehensive income, before tax	37	32	74	60
Income tax expense related to items of other
comprehensive income	(14)	(13)	(28)	(25)
Other comprehensive income, net of tax	23	19	46	35

Total comprehensive income	$488	$543	$961	$969

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2013	2012
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$587	$653
Short-term investments	-	15
Accounts receivable - net	1,072	1,109
Materials and supplies	228	216
Deferred income taxes	137	167
Other current assets	54	82
Total current assets	2,078	2,242

Investments	2,366	2,300
Properties less accumulated depreciation of $10,152 and
$9,922, respectively	26,098	25,736
Other assets	63	64

Total assets	$30,605	$30,342

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,180	$1,362
Short-term debt	-	200
Income and other taxes	284	206
Other current liabilities	304	263
Current maturities of long-term debt	47	50
Total current liabilities	1,815	2,081

Long-term debt	8,430	8,432
Other liabilities	2,198	2,237
Deferred income taxes	7,974	7,832
Total liabilities	20,417	20,582

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 311,952,780 and 314,034,174 shares,
respectively, net of treasury shares	313	315
Additional paid-in capital	1,984	1,911
Accumulated other comprehensive loss	(1,063)	(1,109)
Retained income	8,954	8,643

Total stockholders’ equity	10,188	9,760

Total liabilities and stockholders’ equity	$30,605	$30,342

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Six Months
	2013	2012
	($ in millions)
Cash flows from operating activities
Net income	$915	$934
Reconciliation of net income to net cash provided by operating activities:
Depreciation	456	456
Deferred income taxes	143	138
Gains on properties (note 1)	(99)	(2)
Changes in assets and liabilities affecting operations:
Accounts receivable	37	(64)
Materials and supplies	(12)	(33)
Other current assets	28	23
Current liabilities other than debt	6	162
Other – net	32	49
Net cash provided by operating activities	1,506	1,663

Cash flows from investing activities
Property additions	(884)	(968)
Property sales and other transactions	68	15
Investments, including short-term	(7)	(12)
Investment sales and other transactions	16	33
Net cash used in investing activities	(807)	(932)

Cash flows from financing activities
Dividends	(315)	(308)
Common stock issued – net	80	47
Purchase and retirement of common stock (note 3)	(314)	(850)
Proceeds from borrowings – net	-	696
Debt repayments	(216)	(236)
Net cash used in financing activities	(765)	(651)

Net increase (decrease) in cash and cash equivalents	(66)	80

Cash and cash equivalents
At beginning of period	653	276

At end of period	$587	$356

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$244	$232
Income taxes (net of refunds)	238	264

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.       OTHER INCOME — NET

In first quarter 2013, we recognized a $97 million gain on a land sale, which increased net income by $60 million or $0.19 per share.

2.       EARNINGS PER SHARE

     For basic earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the second quarter, $1 million in 2013 and $2 million in 2012; and for the first six months, $3 million in 2013 and $4 million in 2012.

     For diluted earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the second quarter, $1 million in 2013 and less than $1 million in 2012; and for the first six months, $2 million in both 2013 and 2012.

3.       STOCK REPURCHASE PROGRAM

We repurchased and retired 4.2 million shares of common stock in the first six months of 2013, at a cost of $314 million, and 12.3 million shares at a cost of $850 million for the same period of 2012.  On August 1, 2012, our Board of Directors authorized the repurchase of up to an additional 50 million shares of common stock through December 31, 2017.  The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since the beginning of 2006, we have repurchased and retired 132.6 million shares at a total cost of $7.8 billion.

See accompanying notes to consolidated financial statements.